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                                                                    Exhibit 12.1



                              EDISON MISSION ENERGY

              Computation of the Ratio of Earnings to Fixed Charges
                                 (In Thousands)

                                   Nine months      Nine months
                                      ended            ended
                                   September 30,    September 30,
                                      1999              1998         1998         1997        1996         1995      1994
                                   ----------------------------------------------------------------------------------------
Earnings:

Income before taxes and
extraordinary item                   $ 183,022       $ 158,356    $ 202,579   $ 185,515   $ 174,110    $ 95,008    $ 84,413

Adjustments:
   Fixed charges, as below             299,903         196,191      260,439     275,426     261,885     187,296     169,645
   Interest capitalized                (21,065)        (12,575)     (26,300)    (15,000)    (64,400)    (58,300)    (48,725)
   Equity in earnings of equity
   method investments                  (60,148)        (38,555)     (45,984)    (76,694)    (72,272)    (48,815)         54
   Dividends from equity method
   investments                          42,389          28,226       49,208      82,576      72,787      60,251
                                   ----------------------------------------------------------------------------------------
Earnings as adjusted                 $ 444,101       $ 331,643    $ 439,942   $ 451,823   $ 372,110   $ 235,440   $ 205,387
                                   ========================================================================================
Fixed Charges:

Interest on indebtedness
(expense and capitalized)            $ 283,962       $ 184,733    $ 245,220   $ 260,249   $ 246,895   $ 176,031   $ 167,601
Dividends on preferred
securities                              14,388           9,905       13,149      13,167      13,100      10,095         744
Interest portion of rental
expense                                  1,553           1,553        2,070       2,010       1,890       1,170       1,300
                                   ----------------------------------------------------------------------------------------
                                     $ 299,903       $ 196,191    $ 260,439   $ 275,426   $ 261,885   $ 187,296   $ 169,645
                                   ========================================================================================

Ratio of Earnings to Fixed
Charges                                    1.5             1.7          1.7         1.6         1.4         1.3         1.2
                                   ========================================================================================